EXHIBIT 99.1

Investor Relations Contact:	July 30, 2003
Steve Belgrad, 303-394-7706
Media Contact:
Jane Ingalls, 303-394-7311

JANUS CAPITAL GROUP ANNOUNCES SECOND QUARTER 2003 RESULTS

Janus Reports Net Inflows and an Increase in Operating Margins from the First Quarter

DENVER — Janus Capital Group Inc. (NYSE: JNS) today reported net income of $47.5 million, or $0.21 per diluted share, on revenues of $250.6 million for the quarter ended June 30, 2003. The firm reported net income of $73.7 million, or $0.33 per diluted share, on revenues of $310.4 million in the comparable 2002 quarter. In the first quarter of 2003, net income was $38.6 million, or $0.17 per diluted share, on revenues of $235.5 million.

Assets under management at June 30, 2003, totaled $149.8 billion, an increase of $17.1 billion, or 12.9% from the $132.7 billion reported at March 31, 2003, due to $1.6 billion in net inflows combined with $15.5 billion of market appreciation. Of the $1.6 billion in net inflows, $0.2 billion were long-term assets and $1.4 billion came from money markets.

Operating margins in the second quarter increased 3.9% to 30.7% from 26.8% in the first quarter of 2003. The improved margins were due to a 6.4% increase in revenue and flat operating expenses.

“We made good progress this quarter on both the financial and product distribution fronts,” said Chief Executive Officer Mark Whiston. “Our financial results have improved year-to-date as we recorded our first quarter of inflows in two years. Meanwhile, our expanded product line has continued to attract new business, particularly in our risk-managed products from INTECH.”

Second Quarter 2003 Developments

During the second quarter of 2003, Janus completed the acquisition of a 30% ownership interest in Perkins, Wolf, McDonnell and Company, the named subadvisor for certain Janus value products.

Janus also agreed to the terms of a sale of Nelson Money Managers plc, a UK-based investment management company. The disposition of Nelson will not have a material impact on Janus’ financial results, but upon closing, will reduce assets under management and total headcount by approximately $1 billion and 170 employees, respectively. Closing is expected during the third quarter 2003.

In June, the firm announced that Girard Miller, formerly president and CEO of ICMA Retirement Corporation, was appointed executive vice president and chief operating officer of Janus Capital Group. Miller, 52, has 30 years of experience in investment services and financial management, including six years at Fidelity Investments. Miller, who has earned the right to use the chartered financial analyst designation, reports to Whiston.

Financial Results — Second Quarter 2003 vs. Second Quarter 2002

Average assets under management for the second quarter 2003 were $144.5 billion, compared with $178.0 billion for the comparable quarter in 2002. The decline in average assets under management resulted in a 19.3% decrease in revenues, from $310.4 million to $250.6 million. Meanwhile, operating expenses dropped 14.2% to $173.6 million.

Significant factors contributing to the lower operating expenses were:

•	Marketing and distribution expenses fell 30.9% to $42.9 million principally as a result of the decline in assets under management distributed through the third-party or adviser-assisted segment.

•	Employee compensation and benefits declined $5.6 million, due primarily to approximately $12.4 million of lower base salaries and incentive compensation, offset by approximately $6.8 million of current-quarter severance and reorganization-related charges. Base salaries and incentive compensation decreased as a result of the decline in overall headcount from almost 1,600 employees at June 30, 2002, to 1,228 at June 30, 2003, while incentive (or variable) compensation declined in line with average assets under management. The other charges related to: (1) severance payments from headcount reductions in the current quarter and (2) the payment of final retention bonuses paid to certain members of Berger Financial Group LLC and Stilwell Financial Inc.’s management teams who assisted Janus with the transition following the January 1, 2003, reorganization.

Financial Results — Six months ended June 30, 2003 vs. 2002

Average assets under management for the first six months of 2003 totaled $140.4 billion compared with $182.3 billion for the same period in 2002, a 23.0% decrease. As a result, revenue declined 23.9% from $638.7 million to $486.1 million, while operating expenses decreased $46.6 million, or 11.9%, causing operating margins to decline from 38.5% to 28.8%.

The decline in operating expenses was primarily caused by decreases in the variable portions of employee compensation and distribution expenses, offset by an increase in restricted stock compensation, related to equity granted to Janus employees in April 2002.

Second Quarter 2003 Earnings Call

Janus Capital Group will present its second quarter 2003 financial results during a conference call on July 30, 2003, at 11 a.m. Eastern Daylight Time. The call-in number will be 877-301-7574. (Anyone outside the U.S. or Canada should call 706-643-3623.) The slides used during the presentation will be available today on the company’s investor relations site at www.janus.com. For those unable to join the conference call at the scheduled time, a replay will be available on janus.com.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network. Janus Capital Group consists of Janus Capital Management LLC, Berger Financial Group LLC, Enhanced Investment Technologies, LLC (INTECH) and Bay Isle Financial LLC. Janus Capital Group owns approximately 34% of DST Systems, Inc. (NYSE: DST) and 30% of Perkins, Wolf, McDonnell and Company LLC.

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This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2002, on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.

JANUS CAPITAL GROUP INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share data)

	Three Months Ended			Six Months Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2003	2003	2002	2003	2002

Revenues:
Investment management fees	$199.1	$185.4	$256.7	$384.5	$527.2
Shareowner servicing fees and other	51.5	50.1	53.7	101.6	111.5

Total	250.6	235.5	310.4	486.1	638.7

Operating expenses:
Employee compensation and benefits	62.5	60.7	68.1	123.2	137.6
Restricted stock compensation	20.5	21.5	19.1	42.0	28.8
Marketing and distribution	42.9	41.1	62.1	84.0	123.6
Depreciation and amortization	17.1	18.3	17.7	35.4	35.5
General, administrative and occupancy	30.6	30.9	35.4	61.5	67.2

Total	173.6	172.5	202.4	346.1	392.7

Operating Income	77.0	63.0	108.0	140.0	246.0
Equity in earnings of unconsolidated affiliates	18.7	17.1	17.7	35.8	37.1
Interest expense	(14.6)	(16.2)	(13.4)	(30.8)	(26.8)
Other, net	(1.9)	3.0	2.6	1.1	5.6

Income before taxes and minority interest	79.2	66.9	114.9	146.1	261.9
Income tax provision	30.9	27.5	40.7	58.4	89.9
Minority interest in consolidated earnings	0.8	0.8	0.5	1.6	1.1

Net Income	$47.5	$38.6	$73.7	$86.1	$170.9

Per Share Data:
Weighted average common shares outstanding (in millions)	228.9	223.8	222.4	226.4	222.3

Basic Earnings per share	$0.21	$0.17	$0.33	$0.38	$0.77

Weighted average diluted common shares outstanding (in millions)	230.7	224.8	224.4	228.0	224.5

Diluted Earnings per share	$0.21	$0.17	$0.33	$0.38	$0.76

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW INFORMATION
(dollars in millions)

	Three Months Ended			Six Months Ended

	June 30,	March 31,	June 30,	June 30,	June 30,
	2003	2003	2002	2003	2002

Cash provided by (used in)
Operating activities	$18.9	$39.5	$17.2	$58.4	$147.5
Investing activities	(93.1)	(46.6)	(50.0)	(139.7)	(95.0)
Financing activities	(6.1)	(10.2)	(192.6)	(16.3)	(219.7)

Net change during period	$(80.3)	$(17.3)	$(225.4)	$(97.6)	$(167.2)

JANUS CAPITAL GROUP INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2003	2002

Assets
Cash and cash equivalents	$63.0	$160.6
Other current assets	232.4	185.0
Investments and other assets	570.9	517.5
Property and equipment, net	57.1	71.5
Intangibles and goodwill, net	2,494.1	2,387.1

Total Assets	$3,417.5	$3,321.7

Liabilities and Stockholders’ Equity
Debt	$854.3	$856.0
Other liabilities	152.8	228.6
Deferred income taxes	724.4	729.1
Stockholders’ equity	1,686.0	1,508.0

Total Liabilities and Stockholders’ Equity	$3,417.5	$3,321.7

AVERAGE MANAGED ASSETS BY DISTRIBUTION SEGMENT
(dollars in billions)

	Three Months Ended

	June 30,	March 31,	June 30,
	2003	2003	2002

TPA/Adviser-assisted	$74.2	$71.4	$96.3
Direct no-load	35.6	33.8	48.9
Offshore/International	7.5	6.7	5.7
Private/Subadvised	27.2	24.5	27.1

Total average assets	$144.5	$136.4	$178.0

ASSETS UNDER MANAGEMENT BY MANAGER
(dollars in billions)

	June 30,	March 31,	June 30,
	2003	2003	2002

Janus Capital Management LLC	$132.7	$118.8	$148.7
Bay Isle Financial LLC	1.1	1.0	1.2
Enhanced Investment Technologies, LLC	10.5	8.1	5.9
Perkins, Wolf, McDonnell and Company	5.5	4.8	6.0

Total assets	$149.8	$132.7	$161.8

JANUS CAPITAL GROUP INC.
ASSET FLOWS BY INVESTMENT DISCIPLINE
(dollars in billions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Growth Equity
Beginning of period assets*	$75.6	$131.5	$81.5	$140.3
Sales	7.1	8.2	12.4	18.5
Redemptions	(9.3)	(14.5)	(17.4)	(27.8)

Net sales (redemptions)	(2.2)	(6.3)	(5.0)	(9.3)
Market appreciation (depreciation)	11.3	(18.0)	8.2	(23.8)

End of period assets	$84.7	$107.2	$84.7	$107.2

Mathematical / Quantitative
Beginning of period assets	$8.1	$6.0	$7.3	$—
Acquisitions	—	—	—	6.0
Sales	1.4	0.6	2.3	0.6
Redemptions	(0.1)	(0.2)	(0.2)	(0.2)

Net sales (redemptions)	1.3	0.4	2.1	0.4
Market appreciation (depreciation)	1.1	(0.5)	1.1	(0.5)

End of period assets	$10.5	$5.9	$10.5	$5.9

Fixed Income
Beginning of period assets*	$7.8	$5.1	$6.8	$4.4
Sales	1.8	0.8	3.4	1.6
Redemptions	(1.0)	(0.6)	(1.8)	(1.2)

Net sales (redemptions)	0.8	0.2	1.6	0.4
Market appreciation (depreciation)	0.3	(0.4)	0.5	0.1

End of period assets	$8.9	$4.9	$8.9	$4.9

Core / Blend
Beginning of period assets*	$18.3	$22.9	$18.9	$22.4
Sales	1.4	1.8	2.4	3.6
Redemptions	(1.0)	(1.9)	(2.3)	(3.2)

Net sales (redemptions)	0.4	(0.1)	0.1	0.4
Market appreciation (depreciation)	1.9	(1.6)	1.6	(1.6)

End of period assets	$20.6	$21.2	$20.6	$21.2

Value
Beginning of period assets*	$6.0	$7.6	$6.4	$6.3
Sales	0.5	1.4	1.0	2.7
Redemptions	(0.6)	(0.6)	(1.1)	(1.1)

Net sales (redemptions)	(0.1)	0.8	(0.1)	1.6
Market appreciation (depreciation)	0.9	(0.8)	0.5	(0.3)

End of period assets	$6.8	$7.6	$6.8	$7.6

Money Market
Beginning of period assets	$16.9	$16.8	$17.5	$19.1
Sales	39.8	84.9	109.9	173.1
Redemptions	(38.4)	(86.7)	(109.2)	(177.3)

Net sales (redemptions)	1.4	(1.8)	0.7	(4.2)
Market appreciation (depreciation)	—	—	0.1	0.1

End of period assets	$18.3	$15.0	$18.3	$15.0

Complex-Wide
Beginning of period assets	$132.7	$189.9	$138.4	$192.5
Acquisitions	—	—	—	6.0
Sales	52.0	97.7	131.4	200.1
Redemptions	(50.4)	(104.5)	(132.0)	(210.8)

Net sales (redemptions)	1.6	(6.8)	(0.6)	(10.7)
Market appreciation (depreciation)	15.5	(21.3)	12.0	(26.0)

End of period assets	$149.8	$161.8	$149.8	$161.8

*	Certain balances have been reclassified between investment disciplines due to changes in Lipper and other internal classifications.

Due to market volatility, current performance may be higher or lower than the figures shown. Call 1-800-525-3713 or visit www.janus.com for current performance and a prospectus containing more information, including charges, risks and expenses. Read the prospectus carefully before you invest or send money.

Past performance is no guarantee of future results and investment results and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Total return includes reinvestment of dividends and capital gains.

Janus funds are distributed by Janus Distributors LLC. Vontobel U.S. Value and International Equity Funds are distributed by First Dominion Captial Corp. (7/03)